Exhibit 10.07

RESTRICTED SHARE AWARD AGREEMENT

Non-Employee Director

THIS RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”) is made as of the date set forth in Schedule A hereto (the “Grant Date”), between ACI Worldwide, Inc., a Delaware corporation (the “Corporation”), and the individual identified in Schedule A hereto, a Non-Employee Director of the Corporation or its Subsidiaries (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the ACI Worldwide, Inc. 2016 Equity and Performance Incentive Plan (the “Plan”).

WHEREAS, the Board has duly adopted, and the stockholders of the Corporation have approved, the Plan, which authorizes the Corporation to grant to eligible individuals restricted shares of the Corporation’s common stock, par value of $0.005 per share (the “Common Shares”); and

WHEREAS, the Corporation has determined that it is desirable and in the best interests of the Corporation and its stockholders to grant the Grantee a certain number of restricted shares of the Corporation’s Common Shares in order to provide the Grantee with an incentive to advance the interests of the Corporation, all according to the terms and conditions set forth herein and in the Plan.

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the parties hereto do hereby agree as follows:

1. Grant of Restricted Shares.

(a) The Corporation hereby grants to the Grantee an award (the “Award”) of the number of Common Shares (the “Shares” or the “Restricted Shares”) set forth in Schedule A.

(b) The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the restrictions shall lapse in accordance with Sections 2 and 3 hereof.

2. Terms and Rights as a Stockholder.

(a) Except as provided herein and subject to such other exceptions as may be determined by the Board in its discretion, the Restricted Shares shall vest and the “Restricted Period” for such Restricted Shares shall expire on the earlier to occur of (i) the date which is one year following the Grant Date and (ii) the day immediately prior to the date of the next annual meeting of the stockholders of the Corporation occurring following the Grant Date.

(b) The Grantee shall have all rights of a stockholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions:

(i)	the Grantee shall not be entitled to delivery of any Shares until the expiration of the Restricted Period as to such Shares;

(ii)	none of the Restricted Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during the Restricted Period as to such Shares; and

(iii)	except as otherwise determined by the Board at or after the grant of the Award hereunder, if the Grantee ceases to be a Non-Employee Director of the Corporation or any Subsidiary at any time for any reason, any of the Restricted Shares as to which the Restricted Period has not expired shall be forfeited, and all rights of the Grantee to such Shares shall terminate, without further obligation on the part of the Corporation and ownership of all such forfeited Restricted Shares shall be transferred back to the Corporation.

Any Shares, any other securities of the Corporation and any other property (except for cash dividends) distributed with respect to the Restricted Shares shall be subject to the same restrictions, terms and conditions as such Restricted Shares.

In order to facilitate the transfer back to the Corporation of any Restricted Shares that are forfeited and cancelled as described herein, including a transfer as payment of required withholding taxes as set forth in Section 7 of this Agreement, Grantee shall, upon the request of the Corporation, provide a stock power or other instrument of assignment (including a power of attorney) endorsed in blank, with a guarantee of signature if deemed necessary or appropriate by the Corporation.

(c) Notwithstanding the foregoing, the Restricted Shares shall vest and the Restricted Period shall automatically terminate as to all Restricted Shares awarded hereunder (as to which such Restricted Period has not previously terminated) if (i) the Grantee ceases to be a Non-Employee Director of the Corporation or a Subsidiary of the Corporation by reason of Disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended the “Code”)); (ii) the Grantee dies while serving as a Non-Employee Director of the Corporation or a subsidiary (or dies within a period of one month after termination of his service as a Non-Employee Director for any reason other than Disability or within a period of one year after his termination of service as a Non-Employee Director by reason of Disability); or (iii) there is a Change in Control (as defined in Section 6) if the Grantee is a Non-Employee Director of the Corporation or a Subsidiary on the date of such Change in Control.

3. Termination of Restrictions.

(a) Upon the expiration or termination of the Restricted Period as to any portion of the Restricted Shares, or at such earlier time as may be determined by the Board, all restrictions set forth in this Agreement or in the Plan relating to such portion of the Restricted Shares shall lapse as to such portion of the Restricted Shares, and the appropriate number of Shares, free of the restrictions and restrictive stock legend or notation, as applicable, shall be delivered to the Grantee or the Grantee’s beneficiary or estate, as the case may be, pursuant to the terms of this Agreement.

(b) Notwithstanding the foregoing, the expiration or termination of the Restricted Period as to any portion of Restricted Shares shall be delayed in the event the Corporation reasonably anticipates that the expiration or termination of the Restricted Period, or the delivery of unrestricted Shares would constitute a violation of federal securities laws or other applicable law. If the expiration or termination of the Restricted Period, or the delivery of unrestricted Shares, is delayed by the provisions of this Section 3(b), such expiration, termination and/or delivery shall occur at the earliest date at which the Corporation reasonably anticipates such expiration, termination or delivery will not cause a violation of federal securities laws or other applicable law. For purposes of this Section 3(b), the delivery of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of applicable law.

4. Delivery of Shares.

(a) As of the date hereof, the Restricted Shares shall be registered in the name of the Grantee and held by the Corporation or transferred to a custodian appointed by the Corporation for the account of the Grantee subject to the terms and conditions of the Plan and shall remain in the custody of the Corporation or such custodian until their delivery to the Grantee or Grantee’s beneficiary or estate as set forth in Sections 4(b) and (c) hereof or their reversion to the Corporation as set forth in Sections 2(b)(iii) and 6 hereof.

(b) The Restricted Shares in respect of which the Restricted Period has lapsed pursuant to this Agreement shall be delivered to the Grantee as soon as practicable following the date on which the restrictions on such Restricted Shares lapse subject to Section 7 below. The Corporation shall issue the Restricted Shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Grantee, with legends, or notations, as applicable, referring to the terms, conditions and restrictions applicable to the Award.

(c) Restricted Shares in respect of which the Restricted Period lapsed upon the Grantee’s death shall be delivered to the executors or administrators of the Grantee’s estate in the manner described in Section 4(b) as soon as practicable following the receipt of proof of the Grantee’s death satisfactory to the Corporation subject to Section 7 below.

(d) Any certificate issued representing Restricted Shares shall bear a legend in substantially the following form:

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE ACI WORLDWIDE, INC. 2016 EQUITY AND PERFORMANCE INCENTIVE PLAN (THE “PLAN”) AND THE RESTRICTED SHARE AWARD AGREEMENT (THE “AGREEMENT”) BETWEEN THE OWNER OF THE RESTRICTED SHARES REPRESENTED HEREBY AND ACI WORLDWIDE, INC. (THE “CORPORATION”). THE RELEASE OF SUCH SHARES FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE PLAN AND THE AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE CORPORATION.

5. Effect of Lapse of Restrictions. To the extent that the Restricted Period applicable to any Restricted Shares shall have lapsed, the Grantee may receive, hold, sell or otherwise dispose of such Shares free and clear of the restrictions imposed under the Plan and this Agreement.

6. Change In Control. For purposes of this Agreement, “Change in Control” means:

(a) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then-outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that, for purposes of this definition of Change in Control, the following acquisitions shall not constitute a Change in Control: (a) any acquisition directly from the Corporation, (b) any acquisition by the Corporation, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any company controlled by, controlling or under common control with the Corporation, (d) any acquisition by any Person pursuant to a transaction that complies with Section 6(c) below; or (e) any acquisition of beneficial ownership of not more than 25% of the Outstanding Corporation Voting Securities by any Person that is entitled to and does report such beneficial ownership on Schedule 13G under the Exchange Act (a “13G Filer”), provided, however, that this clause (v) shall cease to apply when a Person who is a Schedule 13G Filer becomes required to file a Schedule 13D under the Exchange Act with respect to beneficial ownership of 20% or more of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities. Notwithstanding any other provision hereof, if a Business Combination (as defined below) is completed during the Performance Period and the Outstanding Corporation Voting Securities are converted into voting securities of the Combined Corporation (as defined below), but such Business Combination does not constitute a “Change in Control” under Section 6(c) below, “Outstanding Corporation Voting Securities” shall thereafter mean voting securities of the Combined Corporation entitled to vote generally in the election of the members of the Combined Corporation Board.

(b) Any time at which individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors other than as a result of a Business Combination that does not constitute a “Change in Control” under Section 6(c) below; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (an “Election Contest”);

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination (the “Combined Corporation”)) beneficially owns, directly or indirectly, such number of the then-Outstanding Corporation Voting Securities as would constitute a “Change in Control” under 6(a) above, and at least one-half of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination (the “Combined Corporation Board”) were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination (the “Business Combination Agreement”); or

(d) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

7. Withholding of Taxes.

(a) The Grantee shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Restricted Shares hereunder. In the event that the Corporation is required to withhold taxes as a result of the grant or vesting or subsequent sale of Shares hereunder, the Grantee shall at the election of the Corporation, in its sole discretion, either (i) surrender a sufficient number of whole Shares for which the Restricted Period has expired or other Common Shares owned by the Grantee, having a fair market value, as determined by the Corporation on the last day of the Restricted Period equal to the amount of such taxes, or (ii) make a cash payment, as necessary to cover all applicable required withholding taxes and required social security/insurance contributions at the time the restrictions on the Restricted Shares lapse, unless the Corporation, in its sole discretion, has established alternative procedures for such payment. If the number of shares required to cover all applicable withholding taxes and required social security/insurance contributions includes a fractional share, then Grantee shall deliver cash in lieu of such fractional share. All matters with respect to the total amount to be withheld shall be determined by the Corporation in its sole discretion.

(b) Regardless of any action the Corporation takes with respect to any or all income tax, social security/insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him is and remains the Grantee’s responsibility and that the Corporation (i) makes no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of Restricted Shares, including the grant, vesting or release, the subsequent sale of Shares and receipt of any dividends; and (ii) does not commit to structure the terms or any aspect of this grant of Restricted Shares to reduce or eliminate the Grantee’s liability for Tax-Related Items. The Grantee shall pay the

Corporation any amount of Tax-Related Items that the Corporation may be required to withhold as a result of the Grantee’s participation in the Plan or the Grantee’s receipt of Restricted Shares that cannot be satisfied by the means previously described above in Section 7(a). The Corporation may refuse to deliver the Shares related thereto if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

(c) Grantee will notify the Corporation in writing if he or she files an election pursuant to Section 83(b) of the Code. The Grantee understands that he or she should consult with his or her tax advisor regarding the advisability of filing with the Internal Revenue Service an election under Section 83(b) of the Code, which must be filed no later than thirty (30) days after the date of the acquisition of the Shares pursuant to this Agreement, the Grant Date. This time period cannot be extended. The Grantee acknowledges that timely filing of a Section 83(b) election is the Grantee’s sole responsibility.

8. Non-Assignability. The Restricted Shares are personal to the Grantee and may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee until the Restricted Period expires or terminates as provided in this Agreement; provided, however, that the Grantee’s rights with respect to such Restricted Shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 8, shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Shares.

9. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Corporation without the consent of the Grantee).

10. Consent To Transfer Personal Data. By accepting these Restricted Shares, Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 10. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Grantee’s ability to participate in the Plan. The Corporation and its Subsidiaries hold certain personal information about Grantee, that may include Grantee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock held in the Corporation, or details of any entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of implementing, managing and administering the Plan (“Data”) The Corporation and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and the Corporation and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Corporation in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Grantee’s behalf by a broker or other third party with whom Grantee or the Corporation may elect to deposit any shares of stock acquired pursuant to the Plan. Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Corporation; however, withdrawing consent may affect Grantee’s ability to participate in the Plan.

11. Electronic Delivery and Acceptance. The Corporation may, in its sole discretion, deliver any documents or notices related to current or future participation in the Plan by electronic means. By accepting the Restricted Shares, electronically or otherwise, Grantee hereby consents to receive such documents or notices by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation, including the use of electronic signatures or click-through acceptance of terms and conditions or other electronic means such as an e-mail acknowledgement.

12. Miscellaneous.

(a) The Restricted Shares granted pursuant to this Agreement are granted subject to the terms and conditions set forth in the Plan, a copy of which has been delivered to the Grantee. All terms and conditions of the Plan, as may be amended from time to time, are hereby incorporated into this Agreement by reference and shall be deemed to be a part of this Agreement, without regard to whether such terms and conditions (including, for example, provisions relating to certain changes in capitalization of the Corporation) are otherwise set forth in this Agreement. In the event that there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

(b) All decisions and interpretations made by the Board or its designee with regard to any question arising under the Plan or this Agreement shall be binding and conclusive on the Grantee, the Grantee’s estate, executor, administrator, beneficiaries, personal representative and guardian and the Corporation and its successors and assigns.

(c) The grant of the Restricted Shares is discretionary and no provision in this Agreement shall be considered to be an employment contract or a part of the Grantee’s terms and conditions of employment, nor shall any provision be construed to confer upon the Grantee the right to be employed or be retained in the employ by the Corporation or any Subsidiary, or to interfere in any way with the right and authority of the Corporation or any Subsidiary either to increase or decrease the compensation of the Grantee at any time, or to terminate any employment or other relationship between the Grantee and the Corporation or any Subsidiary.

(d) This Agreement, and the terms and conditions of the Plan, shall bind, and inure to the benefit of the Grantee, the Grantee’s estate, executor, administrator, beneficiaries, personal representative and guardian and the Corporation and its successors and assigns.

(e) This Agreement shall be governed by the laws of the State of Delaware (but not including the choice of law rules thereof).

(f) Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located in Delaware or Florida and the parties expressly consent to such venue. The parties consent to the personal jurisdiction of the courts located in Delaware or Florida over them.

(g) Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. The terms and conditions of this Agreement may not be modified, amended or waived, except by an instrument in writing signed by a duly authorized executive officer at the Corporation. Notwithstanding the foregoing, no amendment shall adversely affect the Grantee’s rights under this Agreement without the Grantee’s consent; provided, however, that the Corporation unilaterally may waive any provision hereof in writing to the extent that such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

(h) Any notice hereunder by the Grantee to the Corporation shall be in writing and shall be deemed duly given (i) if mailed or delivered to the Corporation at its principal office, addressed to the attention of Stock Plan Administration, (ii) if electronically delivered to the e-mail address, if any, for Stock Plan Administration or (iii) if so mailed, delivered or electronically delivered to such other address or e-mail address as the Corporation may hereafter designate by notice to the Grantee. Any notice hereunder by the Corporation to the Grantee shall be in writing and shall be deemed duly given (i) if mailed or delivered to the Grantee at Grantee’s address listed in the Corporation’s records, (ii) if electronically delivered to the e-mail address, if any, for Grantee listed in the Corporation’s records or (iii) if so mailed, delivered or electronically delivered to such other address or e-mail address as the Grantee may hereafter designate by written notice given to the Corporation.

(i) If one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

(j) This Agreement and the Plan, together constitute the entire agreement and supersedes all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.

(k) In the event that it is determined that the Grantee was not eligible to receive this award of Restricted Shares, the award of Restricted Shares and this Agreement shall be null and void and of no further effect.

(l) This Agreement will be deemed to be signed by the Corporation and Grantee upon Grantee’s acceptance of the Notice of Grant of Award attached as Schedule A.

Schedule A

(Attached)